Exhibit 10.2
TRANSITION AND ADVISORY AGREEMENT AND RELEASE
This TRANSITION AND ADVISORY AGREEMENT AND RELEASE (this “Agreement”) is entered into and effective as of May 19, 2023, by and between Viatris Inc. (“Viatris” or the “Company”) and Robert J. Coury (“Executive”).
WHEREAS, the Executive has served as Executive Chairman of the Company since it became a publicly-traded corporation on November 16, 2020 and prior to such date served in several leadership roles for Mylan N.V. and Mylan Inc., including as Executive Chairman and Chief Executive Officer, for approximately twenty years;
WHEREAS, the Company and the Executive are party to an Executive Employment Agreement, dated as of November 20, 2020 (the “Employment Agreement”), which was unanimously approved by the Compensation Committee of the Board of Directors of the Company and the independent members of the Board of Directors of the Company;
WHEREAS, the Board of Directors of the Company (the “Board”) and the Executive have mutually agreed that the Executive will not stand for re-election to the Board at the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) and will cease to serve as a director or employee of the Company as of the close of the 2023 Annual Meeting;
WHEREAS, based on past experiences with the Executive, the Board believes leveraging the Executive’s deep knowledge and industry experience will continue to benefit the Company and its stockholders; and
WHEREAS, at the request of the Board and the Chief Executive Officer of the Company, the Executive has agreed to serve as a Senior Strategic Advisor with the title of Chairman Emeritus through the date the Employment Agreement otherwise would have expired on December 31, 2025 (the “Advisory Period”) to promote a transition of roles and responsibilities and so that, among other matters, the Board and the Company may continue to benefit from the Executive’s strategic advice and guidance and critical relationships in the healthcare industry and otherwise.
NOW, THEREFORE, in consideration of the mutual promises made herein and intending to be legally bound, the parties hereby agree as follows:
1.Termination of Board Service and Employment Relationship. The Executive shall not be nominated for re-election to the Board at the 2023 Annual Meeting. Effective as of the close of the 2023 Annual Meeting (the “Transition Time”), the Executive shall cease to serve on the Board and also shall cease to serve as Executive Chairman or as an employee or director in any capacity for Viatris and its subsidiaries and affiliates.
2.Rights as a Result of Termination of Board Service and Employment Relationship. Viatris and the Executive acknowledge and agree that Executive’s cessation of employment at the Transition Time shall be considered a separation for “Good Reason” as defined in the Employment Agreement and is intended to constitute a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to such employment for all purposes of the Employment Agreement and any other employee benefit plans or programs sponsored or maintained by Viatris. For purposes of clarity, the payments and benefits to which Executive is entitled upon such cessation of employment under the Employment Agreement, the Viatris 2020 Stock Incentive Plan (the “LTIP”) or other employee benefit plans or programs sponsored or maintained by Viatris include, but are not limited to, those set forth on Exhibit A.
3. “Chairman Emeritus” Title and Senior Strategic Advisor Role. To promote an effective transition of roles and responsibilities and in light of the Executive’s long and successful tenure with Viatris and Mylan and his unique knowledge of the healthcare industry, at the request of the Board and the Chief Executive Officer, the Executive hereby agrees to remain available to the Board as a Senior Strategic Advisor with the honorary title of “Chairman Emeritus” through the Advisory Period. During the Advisory Period, the Executive shall report to the Executive Committee of the Board. The advisory services will be performed at such times as are reasonably requested by the Board after reasonable consultation with the Executive. Executive acknowledges and agrees that his status at all times during the Advisory Period shall be that of an independent contractor, and that the Executive shall have the right to control and determine the method and means of performing the advisory services. The Company also acknowledges and agrees that the Executive may perform the advisory services through a limited liability company or subchapter S corporation.
In satisfaction of the future compensation and other entitlements to which the Executive otherwise would have been entitled for services throughout the remaining term of the Employment Agreement, the Executive shall be entitled to the compensation set forth below during the Advisory Period for the advisory services herein:
(a)Advisory Retainer. The Executive shall receive an annual retainer equal to $15 million, paid in monthly installments in advance on the first business day of each month during the Advisory Period.
(b)Certain Resources. The Executive shall continue to receive such resources as were provided to him immediately prior to the Transition Time. Because of persistent and serious security concerns, during the Advisory Period, the Executive shall continue to be entitled to use of the Company’s aircraft, transportation and personal security services consistent with current use and services. The Company shall reimburse the Executive for all ordinary and necessary business expenses in accordance with established Company policy and procedures. In addition, during the Advisory Period, the Company shall provide the Executive with office space and an executive assistant consistent with those currently provided by the Company, and the Executive shall be entitled to retain all electronic devices and computers he holds as of the Transition Time, in each case to assist the Executive in the performance of his advisory duties hereunder.
4.Confidentiality Obligations. The Executive recognizes and acknowledges that the business interests of the Company require a confidential relationship between the Company and the Executive and the fullest protection and confidential treatment of the financial data, customer information, supplier information, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure information, records, advertising information, computer records, trade secrets, know-how, plans and programs, sources of supply and other knowledge of the business of the Company (all of which are hereinafter jointly termed “Confidential Information”) which have been or may in whole or in part be conceived, learned or obtained by the Executive in the course of the Executive’s employment with Viatris prior to the Transition Time and continued advisory service following the Transition Time. Accordingly, the Executive agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to knowingly use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of the Company’s interests. During the period the Executive remains an advisor to the Board and at all times thereafter, except insofar as the Executive believes in good faith that disclosure is consistent with the Company’s business interests:
(a)the Executive will not knowingly disclose any Confidential Information to anyone outside the Company;
(b)the Executive will not make copies of or otherwise knowingly disclose the contents of documents containing or constituting Confidential Information;
(c)as to documents which are delivered to the Executive or which are made available to him as a necessary part of the working relationships and advisor duties within the business of the Company, the Executive will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be knowingly reproduced, disclosed or used without appropriate authority of the Company;
(d)the Executive will not knowingly advise others that the information and/or know-how included in Confidential Information is known to or used by the Company; and
(e)the Executive will not in any manner knowingly disclose or use Confidential Information for the Executive’s own account and will not knowingly aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the Company.
The obligations set forth in this paragraph are in addition to any other agreements the Executive may have with the Company and any and all rights the Company may have under state or federal statutes or common law. Anything herein to the contrary notwithstanding, the provisions of this section shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement or other agreement between the Company and the Executive, including, but not limited to, the enforcement of any such agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this section or (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive.
5.Restrictive Covenants. The restrictive covenants set forth in Section 5 of the Employment Agreement shall remain in full force and effect pursuant to their existing terms, with the Transition Time considered the date of Termination of Employment under such provisions. Notwithstanding the foregoing, the Company acknowledges and agrees that, (i) the Executive may provide services on behalf of a business or organization that does not itself sell products or provide services that competes with the Company but invests in one or more businesses or organizations that does sell such products or provide such services, such as, by way of example, a private or state-owned investment fund, and (ii) in any case, in the event the Executive seeks a consent or waiver in connection with the Non-Competition obligations in Section 5 of the Employment Agreement, such consent shall not be unreasonably withheld, conditioned or delayed.
6.Severability. Should a court of competent jurisdiction determine that any section or sub-section of this Agreement is unenforceable because one or all of them are vague or overly broad, the parties agree that this Agreement may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each section and sub-section of this Agreement be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.
7.Termination of Advisory Period.
(a)The Executive may terminate the Advisory Period for any reason on no less than thirty (30) days’ written notice to the Company. During the thirty-day (30) period following the date on which the Executive gives notice, the Executive will continue to make himself available to effect a smooth and effective transition to the person (if any) who will replace the Executive. The Company reserves the right to accelerate the effective date of the Executive’s resignation. Notwithstanding the foregoing, if the Executive resigns with Good Reason (as defined below), he shall be entitled to resign immediately upon written notice to the Company and without any obligation to provide transition services. Except as set forth below with respect to a resignation for Good Reason, death or Disability, in the event the Executive exercises such termination right, the Company shall have no further obligations to the Executive under Section 3 of this Agreement.
(b)The Company may terminate the Executive’s advisory services for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of (i) the Executive’s willful and continued gross neglect of duties under this Agreement (other than resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a notice of termination for Good Reason (as defined herein)), (ii) the willful commission by the Executive of a felony that is materially and demonstrably injurious to the Company or (iii) the willful engaging by the Executive in gross misconduct in connection with his advisory services with the Company that is materially and demonstrably injurious to the Company which, in the case of clauses (i) and (iii), has not been cured within 30 days after a written notice is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has willfully and continuously grossly neglected his duties under this Agreement or has willfully engaged in gross misconduct in connection with his advisory capacity with the Company that is materially and demonstrably injurious to the Company. No act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without the belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of advisory services of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the

Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good-faith opinion of the Board, Cause exists and specifying the particulars thereof in detail. In the event of a dispute concerning the existence of “Cause”, any claim by the Executive that “Cause” does not exist shall be presumed correct unless the Company establishes to a court of competent jurisdiction that Cause exists by clear and convincing evidence. If the Executive is terminated for Cause (at any time), then the Company shall have no further obligation to the Executive (other than with respect to already vested benefits under Company plans or programs).
(c)If the Executive terminates the advisory services hereunder with Good Reason, the Company terminates the advisory services hereunder without Cause or the Advisory Period is terminated due to the Executive’s death or Disability, then the Executive shall receive the payments and benefits set forth below:
(i)Advisory Retainer. Within three (3) business days of the termination of the Advisory Period, the Company shall pay the Executive (or his estate) a lump sum amount in cash equal to any and all Advisor Retainer payments that the Executive would have received through the remaining portion of the Advisory Period if his advisory services had not terminated.
(ii)For the avoidance of doubt, in the event the Executive’s employment terminates prior to the commencement of the Advisory Period for the reasons specified in this Section 7(c), the Executive shall be entitled to the payments and benefits in this Section 7 in addition to any benefits to which he is entitled under Section 8 of the Employment Agreement and Exhibit A of this Agreement.
(d)For purposes of the Advisory Period, “Good Reason” shall mean: (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position as a Senior Strategic Advisor and Chairman Emeritus or any other diminution in such position (or removal from such position) or the failure to provide the Executive with supporting resources reasonably necessary to complete the advisory services hereunder, in each case excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) a reduction in the Executive’s compensation hereunder; (iii) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iv) a Change in Control as defined in subsections (ii), (iii) or (iv) of the definition of such term in the Company’s 2020 Stock Incentive Plan or a majority of the Board or Executive Committee ceasing to consist of directors who are either directors or members, as applicable, as of the date hereof or who subsequently became directors and whose election, or nomination for election by the Company’s stockholders, was approved by a three-quarters majority of the incumbent directors, provided that any director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company shall not qualify as an incumbent director; (v) the Company’s requiring the Executive to be based at any office or location without the consent of the Executive; or (vi) any other breach of this Agreement by the Company, excluding for this purpose an isolated, insubstantial and inadvertent breach that is not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive.
(e)“Disability” shall mean the Executive’s inability to perform his advisory duties hereunder due to any medically determinable mental, physical or emotional impairment which has lasted for a period of at least twelve (12) consecutive months.
(f)No Duty to Mitigate; Disputes. There shall be no requirement on the part of the Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which the Executive is otherwise entitled under this Agreement, and the amount of such payments and benefits shall not be subject to any set off or reduced by any compensation or benefits received by the Executive from other employment. The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any forfeiture, set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others, whether based on contractual, fiduciary or other claims. In the event of any dispute between the Executive and the Company regarding the Executive’s right to payment under this Section 7 or otherwise, except as set forth below, the Company agrees that, notwithstanding any such dispute, the Company will not for any reason withhold payment of any amounts that the Executive would have been entitled to receive under this Section 7 or otherwise.
(g)Section 280G Matters. Notwithstanding any other provision of this Agreement or any other plan, program, arrangement, agreement or policy with or maintained by the Company:
(i)In the event it is determined by a mutually agreed independent nationally recognized public accounting firm, which is engaged and paid for by the Company prior to the consummation of any transaction constituting a Change of Control (which for purposes of this Section 7(f) shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the Change of Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Executive not less than ten (10) business days prior to the Change of Control setting forth in reasonable detail the basis of the
(ii)Accountant's calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to the Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to the Executive or for his benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction the Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that the Executive would be entitled to retain upon receipt of the Reduced Amount. In connection with making determinations under this Section 7(f), the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any amounts payable to the Executive following the Executive's termination of advisory services with respect to any non-competition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
(iii)If the determination made pursuant to Section 7(f)(i) results in a reduction of the payments that would otherwise be paid to the Executive except for the application of Section 7(f)(i), the Company shall promptly give the Executive notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that the Executive would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A of the Code, the Executive elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting the Executive to additional taxation under Section 409A of the Code.
(iv)As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the Executive’s benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the Executive's benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the Executive’s benefit shall be repaid by the Executive to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the Executive’s benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
8.Mutual Release of Claims. The Executive, on his own behalf and on behalf of his heirs, family members, executors, agents and assigns, hereby and forever releases and discharges Viatris and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Viatris Released Parties”), from any and all claims, complaints, charges, duties, obligations, demands or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Executive may possess against any of the Viatris Released Parties arising from any omissions, acts, failures to act, facts or damages that have occurred up until and including the date the Executive executes this Agreement, including, without limitation:
(a)any and all claims relating to or arising from the Executive’s employment relationship with Viatris and/or any of the Viatris Released Parties and the cessation of that relationship;
(b)any and all claims relating to or arising from the Executive’s right to purchase, or actual purchase of shares of stock or ordinary shares of Viatris and/or any of the Viatris Released Parties, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Viatris Released Parties and the Executive existing as of the date hereof (whether arising before, on or after the date the Executive executes this Agreement);
(e)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in

Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the laws and Constitution of the Commonwealth of Pennsylvania, each as amended; or any other federal, state or local law, regulation ordinance or common law;
(f)any and all claims for violation of the federal or any state constitution;
(g)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(h)any claim for any loss, cost, damage or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by the Executive as a result of this Agreement, except as specified herein;
(i)any and all claims for attorneys’ fees and costs; and
(j)any other claims whatsoever.
The Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This Release does not extend to any of the Executive’s rights under this Agreement or any indemnification agreement with the Company or surviving rights of the Executive under the Employment Agreement (including Section 9 and any other indemnification rights thereof or therein), any claims accruing after execution of this Agreement, any rights the Executive may have under any D&O insurance policy maintained by the Company and/or any of the Viatris Released Parties, any of the Executive’s rights contained in any other agreements between the Company and the Executive, or any of the Executive’s rights under any plans and programs sponsored or maintained by the Company, as determined in accordance with any such plans and programs. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, the Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Viatris (with the understanding that any such filing or participation does not give the Executive the right to recover any monetary damages against the Company and/or any of the Viatris Released Parties, and that the Executive’s release of claims herein bars the Executive from recovering such monetary relief from the Company and/or any of the Company Released Parties). The Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action or other matter waived or released by this section.
The Company, on its own behalf and of behalf of any of its subsidiaries and affiliates, hereby and forever releases and discharges the Executive from any and all claims, complaints, charges, duties, obligations, demands, or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess against the Executive arising from any omissions, acts, failures to act, facts, or damages that have occurred up until and including the date the Company executes this Agreement, other than any claims arising from fraudulent or criminal conduct or claims that cannot be released under applicable law or any rights the

Company may have to recover compensation under the Company’s “clawback” policy, if applicable, or similar provision of applicable law.
9.Indemnification. Section 9 of the Employment Agreement shall survive Termination of Employment under the Employment Agreement in accordance with the terms thereof.
In addition, with respect to periods of service prior to the Transition Time, the Executive shall continue to receive indemnification in accordance with the Company's Bylaws in effect as of the date of this Agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Company's Bylaws. With respect to periods of service prior to the Transition Time, the Executive shall also continue to receive indemnification in accordance with his Indemnification Agreement with the Company entered into on November 16, 2020.
With respect to period of service on or after the Transition Time, in the event that the Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding (including those brought by or in the right of the Company) whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was an advisor or independent contractor to the Company or any subsidiary of the Company, whether the basis of such proceeding is alleged action in an official capacity as an advisor or independent contractor or in any other capacity while serving as an advisor or independent contractor, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith except to the extent that such expenses, liabilities and losses are determined by a court of competent jurisdiction to have been caused by the bad faith, fraud or willful misconduct (including but not limited to a willful breach of this Agreement) of the Executive. Such right shall be a contract right and shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by the Executive in his capacity as an advisor or independent contractor in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of the Executive, to repay all amounts to Company so advanced if it should be determined ultimately that the Executive is not entitled to be indemnified under this section or otherwise.
Promptly after receipt by the Executive of notice of the commencement of any action, suit or proceeding for which the Executive may be entitled to be indemnified, the Executive shall notify the Company in writing of the commencement thereof (but the failure to notify the Company shall not relieve it from any liability which it may have under this Section 9 unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against the Executive and he notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and, to the extent it may elect by written notice delivered to the Executive promptly after receiving the aforesaid notice from the Executive, to assume the defense thereof with counsel reasonably satisfactory to the Executive, which may be the same counsel as counsel to the Company. Notwithstanding the foregoing, the Executive shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Executive unless (i) the employment of such counsel shall have been authorized in writing by the Company, (ii) the Company shall not have employed counsel reasonably satisfactory to the Executive to take charge of the defense of such action within a reasonable time after notice of commencement of the action or (iii) the Executive shall have reasonably concluded, after consultation with counsel to the Executive, that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable (in which case the Company shall not have the right to direct the defense of such action on behalf of the Executive), in any of which events such fees and expenses of one additional counsel shall be borne by the Company.
Anything in this Section 9 to the contrary notwithstanding, the Company shall not be liable for any settlement of any claim or action effected without its written consent.
10.Legal Fees.  Notwithstanding anything to the contrary in Section 9 of this Agreement, the Company shall advance to the Executive all costs (including but not limited to reasonable legal fees and expenses) incurred by the Executive in disputing in good faith any issue hereunder or under the Employment Agreement, including relating to the cessation of the Executive's service, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or any agreement or arrangement referenced herein, or in connection with any tax audit or proceeding. Such advancements shall be made promptly upon delivery of the Executive's written request for payment accompanied by appropriate evidence of the related costs (regardless of, and not contingent upon, the outcome of any such dispute). In addition, the Company shall pay or reimburse Executive for all reasonable legal, consulting and other fees and expenses incurred by Executive in connection with the preparation, negotiation and execution of this Agreement.
11.Notices. All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, and by fax (receipt confirmed), addressed to the respective parties at the following addresses:
If to the Company:
Viatris Inc.
1000 Mylan Boulevard
Canonsburg, PA 15317
Attention: Global General Counsel
Fax: (724) 514-1871
If to the Executive:
The Executive’s most recent address or fax number on file with the Company.
Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.
12.Withholding. All payments required to be made by the Company hereunder to the Executive or his dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions, if required by applicable law.
13.Modification and Waiver. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself be waived verbally. This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.
14.Construction of Agreement. This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.
15.Successors and Assigns. This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and the Company’s successors and assigns. This Agreement may not be assigned by the Company. No right or interest to or in any payments or benefits hereunder shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death, and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or, if no beneficiary has been so designated, the legal representative of the Executive’s estate. No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.
16.Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of New York. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York County, New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The Executive and the Company (on its behalf and on behalf of its affiliates) each hereby waives any right to a trial by jury with respect to any dispute described in this Section 16.
17.Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.

18.Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.Section 409A. The Executive and the Company agree that in no event will the Company require, nor will the Executive perform, a level of services during the Advisory Period that would result in the Executive not having a “separation from service” (within the meaning of Section 409A of the Code) from the Company and its affiliates at the Transition Time. The intent of the parties is that payments and benefits under this Agreement shall be exempt from or comply with Section 409A of the Code, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith, and each of the parties shall report the payments and benefits under this Agreement as exempt from or compliant with Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. In the event that any payments hereunder or under any other employee benefit plans or programs sponsored or maintained by Viatris or the terms or provisions thereof (the “Total Payments”) give rise to penalty taxes and/or interest imposed under Section 409A of the Code or any similar provision of applicable state law (a “Tax Penalty”), then the Executive shall be entitled to receive an additional payment or payments in an amount such that the net amount of such additional payment or payments received by the Executive, after deduction of any federal, state, local and foreign income and employment taxes and any additional penalty or excise taxes on such additional payment or payments, shall be equal to such Tax Penalty, and such additional payment or payments shall be paid to the Executive no later than ten (10) days prior to the due date for the payment of the Tax Penalty. In the event of any audit or proceeding with respect to application of Section 409A of the Code or any similar provision of applicable state law to the Total Payments, the Company shall be entitled to, at its own expense, control such audit or proceeding and the Executive shall cooperate with the Company in connection with such audit or proceeding; provided, however, that the Company shall not be entitled to settle any such audit or proceeding without the written consent of the Executive (which shall not be unreasonably withheld, conditioned or delayed). To the extent required in order to avoid any Tax Penalty, amounts that otherwise would be payable and benefits that otherwise would be provided pursuant to this Agreement during the six-month (6) period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or death, if earlier). To the extent required to avoid any Tax Penalty, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year and such benefits may not be liquidated or exchanged for another benefit; provided, however, that with respect to any reimbursements for any taxes which the Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Executive remits the related taxes.
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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first written above.

VIATRIS INC.:
Dated: May 19, 2023	By	/s/ Brian Roman
		Name:	Brian Roman
		Title:	Global General Counsel
Dated: May 19, 2023	By	/s/ Robert J. Coury
Robert J. Coury

EXHIBIT A
Payments and Benefits Upon Cessation of Employment
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.
1.Accrued Salary. The Executive shall be paid his base salary through the Transition Time in accordance with the Company’s customary payroll practices.
2.Pro Rata Annual Bonus for 2023. The Executive shall be paid a pro rata annual bonus for 2023, which shall be determined by reference to the bonus the Executive would have earned based on actual performance for 2023 and prorated to reflect the number of days elapsed in the 2023 fiscal year through the Transition Time. The prorated bonus shall be paid as soon as practicable following the Board’s certification of applicable performance metrics for 2023, but in no event later than March 15, 2024.
3.Severance Amount. As required by Section 8(c) of the Employment Agreement, the Executive shall be paid the Severance Amount ($21,286,170), without duplication of any amount paid pursuant to Section 2 of this Exhibit A, on the date that is six (6) months following the Transition Time.
4. 401(k) Restoration Plan. The Executive shall be paid the accrued and vested deferred amounts under the 401(k) Restoration Plan, as amended, on the date that is six (6) months following the Transition Time.
5.Equity-Based Awards. As required by Section 8(c) of the Employment Agreement, the Executive’s outstanding equity-based awards shall be treated as follows:
(a)Stock Options. All vested stock options held on the Transition Time shall remain exercisable for the full term of such stock option (i.e., ten (10) years from the grant date).
(b)Other Equity-Based Awards. All other unvested equity-based awards, including unvested restricted stock units, held on the Transition Time shall vest and shall be settled in accordance with their terms, provided that any such equity-based awards that are subject to Section 409A of the Code shall settle on the date that is six (6) months following the Transition Time (in the case of performance-based restricted stock units, with such vesting based on “target” level performance). The Value Creation Incentive Award shall vest in full and such award shall be settled on the date that is six (6) months following the Transition Time.
6.Welfare Benefits. The Executive shall be provided with the Welfare Benefit Continuation Payments through the Welfare Benefit Continuation Period. Following the Welfare Benefit Continuation Period, the Executive and his eligible dependents shall participate in the Supplemental Health Insurance Plan on the terms and conditions set forth in such plan, and shall make premium contributions on the same basis as other participants in such plan.
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